Exhibit 3.1(f)

NEW YORK MORTGAGE TRUST, INC.

ARTICLES OF AMENDMENT

New York Mortgage Trust, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation is hereby amended by deleting the definitions of "Aggregate Stock Ownership Limit," "Common Stock Ownership Limit," "Excepted Holder" and "Excepted Holder Limit" in Section 7.1 of Article Seventh in their entirety and inserting the following in lieu thereof:

Aggregate Stock Ownership Limit.  The term "Aggregate Stock Ownership Limit" shall mean not more than 5 percent, or such higher or lower percentage as the Board of Directors shall from time to time determine pursuant to section 7.2.8, in value of the aggregate of the outstanding shares of Capital Stock.  The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors, which determination shall be conclusive for all purposes hereof.

Common Stock Ownership Limit.  The term "Common Stock Ownership Limit" shall mean not more than 5 percent (in value or in number of shares, whichever is more restrictive) , or such higher or lower percentage as the Board of Directors shall from time to time determine pursuant to Section 7.2.8, of the aggregate of the outstanding shares of Common Stock.  The number and value of outstanding shares of Common Stock shall be determined by the Board of Directors, which determination shall be conclusive for all purposes hereof.

Excepted Holder.  The term "Excepted Holder" shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by these Articles or by the Board of Directors pursuant to Section 7.2.7.

Excepted Holder Limit.  The term "Excepted Holder Limit" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7 and subject to adjustment pursuant to Section 7.2.8, the percentage limit established by the Board of Directors pursuant to Section 7.2.7.

SECOND:  The charter of the Corporation is hereby further amended by deleting Section 7.2.8 of Article Seventh in its entirety and inserting the following in lieu thereof:

Section 7.2.8   Change in Aggregate Stock Ownership Limit and Common Stock Ownership Limit.  The Board of Directors may from time to time increase or decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit; provided, however, that a decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit will not be effective for any Person whose percentage ownership of Capital Stock is in excess of such decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit until such time as such Person’s percentage of Capital Stock equals or falls below the decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit, but until such time as such Person’s percentage of Capital Stock falls below such decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit, any further acquisition of Capital Stock will be in violation of the Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit and, provided further, that the new Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit would not allow five or fewer individuals (taking into account all Excepted Holders) to Beneficially Own more than 49.9% in value of the outstanding Capital Stock or otherwise cause the Corporation to fail to qualify as a REIT.

Exhibit 3.1(f)

THIRD:  The amendments to the charter of the Corporation as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH:  There has been no change in the authorized stock of the Corporation effected by the amendments to the charter of the Corporation as set forth above.

FIFTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

Exhibit 3.1(f)

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Secretary on this 11th day of June, 2009.

ATTEST:	NEW YORK MORTGAGE TRUST, INC.

By: /s/ Nathan R. Reese	By: /s/ Steven R. Mumma
Name: Nathan R. Reese	Name: Steven R. Mumma
Title: Secretary	Title: President